Freeport-McMoRan Copper & Gold Inc. Announces Significant Debt Reduction Through

Conversions of $311 Million of its

8¼% Convertible Senior Notes due 2006

NEW ORLEANS, LA, August 25, 2003 – Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced the completion of privately negotiated transactions with holders of its 8¼% Senior Convertible Notes due 2006 (“Notes”), resulting in the early conversion of $311 million of Notes into FCX common stock.  In these transactions, holders representing approximately 51% of the $603.75 million in Notes agreed to convert their Notes into 21.76 million shares of FCX common stock (based on the $14.30 per share conversion price under the terms of the Notes).  FCX agreed to pay an aggregate of $23 million in cash to the holders, which will be funded from restricted cash in the interest escrow associated with these Notes.  Final settlement of these transactions is expected by Wednesday, August 27, 2003.

Richard C. Adkerson, President and Chief Financial Officer of FCX said, “This significant reduction in our debt is another important step in strengthening our balance sheet, reducing our interest expense and improving our financial flexibility.  Using the strong cash flows being generated by our operations and approximately $1.1 billion of long-term capital we raised during the first quarter, we continue to take actions to improve our financial position which will benefit our shareholders and the investors in our debt securities.”

FCX issued $603.75 million in Notes in August 2001 and deposited a portion of the proceeds in escrow to fund the first three years of interest payments.  The Notes are callable at FCX’s option after July 31, 2004.

As a result of these early conversions, the principal amount of outstanding Notes will be reduced to approximately $293 million and the interest cost savings will result in an annual increase to FCX’s earnings and operating cash flows of approximately $25 million.  After giving effect to these conversions, FCX shares outstanding will total approximately 170 million.

The conversions will reduce FCX’s total consolidated debt by $311 million with no effect on its unrestricted cash position.  Using prices of $0.75 copper and $350 gold in the second half of 2003, FCX expects its year-end 2003 cash position to approximate $440 million and its consolidated debt to approximate $2.2 billion ($1.7 billion net of cash and restricted investments).

FCX expects to record an approximate $25 million charge to net income in the third quarter of 2003 in connection with the conversion expense.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our internet website “fcx.com”.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding consolidated debt, projected charges to net income, and projected unrestricted cash.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Additionally, important factors that might cause future results to differ from these projections include the holders delivery of the notes for conversion, industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

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